Exhibit 99

Additional Information

As of November 7, 20116

      The following is a description of the relationships among the

Reporting Person and certain related entities or persons that may be deemed to beneficially own shares ("Shares") of the common stock of the issuer, NL Industries, Inc. ("NL").

       All of the outstanding voting stock of Contran Corporation

("Contran") is held by the Harold C. Simmons Family Trust No. 2 (the

"Family Trust").As co-trustees of the Family Trust, each of Ms.

Simmons and Ms. Connelly has the shared power to vote and direct the disposition of the shares of Contran stock held by the Family Trust,

and Ms. Simmons and Ms. Connelly each has the power to vote and direct the disposition of the shares held directly by them and the entities related to them.  Ms. Simmons and Ms. Connelly are sisters and also serve as the co-chairs of the board of directors of Contran Corporation ("Contran"). Contran is the sole owner of 100% of the outstanding shares of the non-voting preferred stock of Valhi, Inc.

("Valhi").  Contran is also the holder of the sole membership interest of Dixie Rice Agricultural L.L.C ("Dixie Rice") and may be deemed to control Dixie Rice.  Dixie Rice is the direct holder of 100% of the outstanding common stock of Valhi Holding Company "VHC") and may be deemed to control VHC. Ms. Simmons and Ms. Connelly are related to the outstanding shares of common stock of Kronos Worldwide, Inc. ("Kronos

Worldwide"):

Valhi ...........................................................50.0%

NL...............................................................30.4%

Contran...................................................Less than 1%

Ms. Simmons and Ms. Connelly directly hold, or are related to the following person or entity that directly holds, the following percentages of the outstanding shares of Valhi common stock (a):

VHC............................................................. 92.6%

Serena Simmons Connelly.................. ................Less than 1%

____

     NL (including a wholly owned subsidiary of NL) and Kronos

     Worldwide own 14,372,970 shares and 1,724,916 shares,

     respectively, of Valhi common stock.  Since NL and Kronos Worldwide are majority owned subsidiaries of Valhi, and pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and

     Kronos Worldwide own as treasury stock for voting purposes.

     Pursuant to Section 13(d)(4) of the Securities Exchange Act, such stock as of the record date in this proxy statement.

By virtue of the stock ownership in each of VHC, Dixie Rice and Contran,

the role of Ms. Simmons and Ms. Connelly as co-trustees of the Family

Trust, Ms. Simmons and Ms. Connelly being beneficiaries of the Family

Trust, the direct holdings of Contran voting stock by each of Ms. Simmons and Ms. Connelly and entities related to them, and the positions as co-chairs of the Contran board by each of Ms. Simmons and Ms. Connelly,

in each case as described above:

O    Ms. Simmons and Ms. Connelly may be deemed to control the Family

     Trust;

0    Ms. Simmons and Ms. Connelly may be deemed to control each of

     Contran, Dixie Rice, VHC, Valhi, NL, Kronos Worldwide and CompX;

0     Ms. Simmons, Ms. Connelly, Contran, Dixie Rice, VHC, Valhi, NL

      and Kronos Worldwide may be deemed to possess indirect beneficial

ownership of shares of    common stock directly held by such entities,

including any shares of our common stock.

Except for the 500 shares of NL common stock she holds directly, Ms.

Connelly disclaims beneficial ownership of all shares of our common stock, except to the extent of her pecuniary interest in such shares, if any.  Ms. Simmons disclaims beneficial ownership of all shares of our common stock, except to the extent of her pecuniary interest in such shares, if any.

Each of our directors or executive officers disclaims beneficial ownership of any shares of NL common stock, except to the extent he or she has a pecuniary in such shares, if any.